exhibit 10.2

RESTRICTED STOCK AWARD AGREEMENT
UNDER THE UNIFIRST CORPORATION AMENDED 2010 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee:	Ronald D. Croatti

No. of Shares:	140,000

Grant Date:	April 21, 2016

Pursuant to the UniFirst Corporation Amended and Restated 2010 Stock Option and Incentive Plan (the “Plan”), UniFirst Corporation (the “Company”) hereby grants a Restricted Stock Award (an “Award”) to the Grantee named above with respect to the number of shares of Common Stock, par value $0.10 per share, of the Company (the “Stock”) set forth above (the “Shares”). Upon acceptance of this Award, the Grantee shall receive the number of Shares of Stock specified above, subject to the restrictions and conditions set forth herein. The Company acknowledges the receipt from the Grantee of consideration with respect to the par value of the Stock in the form of past or future services rendered to the Company by the Grantee or such other form of consideration as is acceptable to the Compensation Committee of the Board of Directors of the Company (the “Administrator”).

1.     Acceptance of Award. The Grantee shall have no rights with respect to this Award unless he shall have accepted this Award by (i) signing and delivering to the Company a copy of this Award Agreement, and (ii) delivering to the Company a stock power endorsed in blank. Upon acceptance of this Award by the Grantee, the Shares of Restricted Stock so accepted shall be issued and represented by a stock certificate, and the Grantee’s name shall be entered as the stockholder of record on the books of the Company. Thereupon, the Grantee shall have all the rights of a stockholder with respect to such Shares, including voting and dividend rights, subject, however, to the restrictions and conditions specified in Sections 2 and 3 below.

2.     Earning of Restricted Stock.

(a)     The number of Shares of Restricted Stock to be earned by the Grantee will vary depending upon the Company’s achievement of the Performance Criteria, as set forth below in this Section 2. The number of Shares of Restricted Stock determined pursuant to this Section 2 shall be deemed earned by the Grantee.

(b)     The Performance Criteria for the determination of the number of Shares earned hereunder will be based on the Company’s consolidated revenue adjusted as set forth in Section 2(c) (“Revenue”) and operating margin adjusted as set forth in Section 2(c) (“Operating Margin”) for the following periods: the last 6 months of the Company’s 2016 fiscal year (“Fiscal 2016”); the Company’s 2017 fiscal year (“Fiscal 2017”); the Company’s 2018 fiscal year (“Fiscal 2018”); on a partial cumulative basis for the period including Fiscal 2016 and Fiscal 2017; and on an a total cumulative basis for the period including Fiscal 2016, Fiscal 2017 and Fiscal 2018. The maximum number of Shares that may be earned on account of the achievement of one or more Performance Criteria based on the Company’s Revenues is 70,000 Shares. The maximum number of Shares that may be earned on account of the achievement of one or more Performance Criteria based on the Company’s Operating Margin is 70,000 Shares. Such Performance Criteria and the number of Shares that will be earned upon achievement of such Performance Criteria are as follows:

(i)     Fiscal 2016:

	Performance Achieved	Number of Shares Earned

Threshold:	Revenue (in thousands) – $715,519	16,667

	Operating Margin – 16.5%	16,667

Target:	Revenue (in thousands) – $723,519	20,000

	Operating Margin – 17.5%	20,000

Maximum:	Revenue (in thousands) – $730,519	23,333

	Operating Margin – 18.5%	23,333

(ii)     Fiscal 2017:

	Performance Achieved	Number of Shares Earned

Threshold:	Revenue (in thousands) – $1,474,600	16,667

	Operating Margin – 16.5%	16,667

Target:	Revenue (in thousands) – $1,489,200	20,000

	Operating Margin – 17.5%	20,000

Maximum:	Revenue (in thousands) – $1,503,800	23,333

	Operating Margin – 18.5%	23,333

(iii)     Fiscal 2018:

	Performance Achieved	Number of Shares Earned

Threshold:	Revenue (in thousands) – $1,518,984	16,667

	Operating Margin – 16.5%	16,667

Target:	Revenue (in thousands) – $1,533,876	20,000

	Operating Margin – 17.5%	20,000

Maximum:	Revenue (in thousands) – $1,548,768	23,333

	Operating Margin – 18.5%	23,333

(iv)     Fiscal 2016 and Fiscal 2017 on a partial cumulative basis (the “Partial Cumulative Criteria):

	Performance Achieved	Number of Shares Earned

Threshold:	Revenue (in thousands) – $2,190,119	33,333

	Operating Margin – 24.8%	33,333

Target:	Revenue (in thousands) – $2,212,719	40,000

	Operating Margin – 26.3%	40,000

Maximum:	Revenue (in thousands) – $2,234,319	46,667

	Operating Margin – 27.8%	46,667

(v)     Fiscal 2016, Fiscal 2017 and Fiscal 2018, on a total cumulative basis (the “Total Cumulative Criteria”):

	Performance Achieved	Number of Shares Earned

Threshold:	Revenue (in thousands) – $3,709,103	50,000

	Operating Margin – 41.3%	50,000

Target:	Revenue (in thousands) – $3,746,595	60,000

	Operating Margin – 43.8%	60,000

Maximum:	Revenue (in thousands) – $3,783,087	70,000

	Operating Margin – 46.3%	70,000

(c)     The Administrator shall certify at its first meeting after the first public release by the Company of its audited financial statements for each of Fiscal 2016, Fiscal 2017 and Fiscal 2018, respectively, whether the Performance Criteria have been met with respect to such fiscal year, or in the case of Fiscal 2017, whether the Performance Criteria based on the Partial Cumulative Criteria have been met, or in the case of Fiscal 2018, whether the Performance Criteria based on the Total Cumulative Criteria have been met.

All determinations regarding satisfaction of the Performance Criteria will be based on the Company’s audited financial statements and its books and records for the applicable fiscal years; provided that (1) the Company’s revenues shall be adjusted to reflect the impact of any decrease in the exchange rate of the Canadian dollar to the U.S. dollar from 0.75 to 1.0 during Fiscal 2016, Fiscal 2017 or Fiscal 2018, and (2) the Company’s operating margins shall be adjusted to add back non-cash items, including depreciation, intangibles amortization and stock-based compensation and to reflect the following exclusions: changes in Generally Accepted Accounting Principles, any losses, costs and expenses associated with or arising from any claims, litigation, regulatory investigations, or environmental investigations and remediation which in the aggregate in any fiscal year are in excess of $1,000,000; any losses, costs and expenses associated with or arising from any impairment of tangible or intangible assets; any losses, costs and expenses associated with or arising from any natural catastrophes, war, terrorism, business interruption or similar events; any losses, costs and expenses in Fiscal 2016, Fiscal 2017 or Fiscal 2018 for gasoline, natural gas and other energy and utility costs which in the aggregate in any of those periods are in excess of 4.0% of the Company’s Revenues for such period; any health care costs, losses or expenses in any fiscal year which in the aggregate in Fiscal 2016, Fiscal 2017 or Fiscal 2018 are in excess of 2.6% of the Company’s Revenues for such period; any costs in Fiscal 2016, Fiscal 2017 or Fiscal 2018 paid to the Company’s principal contractor relating to the Unity 20/20 project which are expensed for financial reporting purposes; any outside contractor or consultant costs in Fiscal 2016, Fiscal 2017 or Fiscal 2018, in each case associated with or related to the testing, training, transition or deployment of the Unity 20/20 system which are expensed for financial reporting purposes; and the operating results in Fiscal 2016, Fiscal 2017 and Fiscal 2018 of any plants or branches that were being operated by a third-party prior to the acquisition thereof by the Company subsequent to the effective date of the Award.

(d)     If the Grantee’s employment with the Company and its Subsidiaries is terminated without Cause or by reason of death or Disability in Fiscal 2016, Fiscal 2017 or Fiscal 2018, the Grantee shall be eligible to earn the full number of Shares that could be earned on account of that fiscal year containing the date of such termination, based on the achievement of the applicable Performance Criteria during that fiscal year. In addition, if the Grantee’s employment with the Company and its Subsidiaries is terminated without Cause or by reason of death or Disability and the date of such termination is during (i) Fiscal 2017, the Grantee shall be eligible to earn the full number of Shares that could be earned upon achievement of the Partial Cumulative Criteria if the Partial Cumulative Criteria is achieved, or (ii) Fiscal 2018, the Grantee shall be eligible to earn the full number of Shares that could be earned upon the achievement of the Total Cumulative Criteria if the Total Cumulative Criteria is achieved.

(e)     Any Shares not earned by the Grantee on account of the achievement of the Performance Criteria shall automatically be forfeited to the Company.

3.     Restrictions and Conditions.

(a)     Any stock certificate for the Shares of Restricted Stock granted hereby shall bear an appropriate legend, as determined by the Administrator in its sole discretion, to the effect that such Shares are subject to restrictions as set forth herein.

(b)     Shares of Restricted Stock granted herein may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee prior to vesting, except as set forth in Sections 3(c), (d) and (e) below.

(c)     The Grantee may at any time from and after the Grant Date transfer (each, a “Transfer”) all or a portion of such Shares of Restricted Stock (the “Transferred Restricted Shares”) to any holder of shares of Class B Common Stock of the Company in exchange for an identical number of shares of Class B Common Stock of the Company (the “Transferred Class B Shares”). From and after the date of any Transfer, (i) all restrictions and conditions on the Transferred Restricted Shares set forth herein and in the Plan shall immediately and automatically lapse such that the Transferred Restricted Shares shall no longer be Restricted Stock and (ii) such restrictions shall immediately and automatically attach to the Transferred Class B Shares to the same extent as such restrictions attached to the Transferred Restricted Shares immediately prior to their Transfer.

(d)     In addition, the Grantee may at any time from and after a Transfer, transfer all or any portion of the Transferred Class B Shares to any party in exchange for an identical number of shares of Common Stock (“Common Shares”) of the Company (each, a “Subsequent Transfer”). From and after the date of any Subsequent Transfer, (i) all restrictions and conditions that attached to the Transferred Class B Shares shall immediately and automatically lapse such that the Transferred Class B Shares shall no longer be Restricted Stock and (ii) such restrictions shall immediately and automatically attach to the Common Shares to the same extent as such restrictions attached to the Transferred Class B Shares immediately prior to their Subsequent Transfer.

(e)     There shall be no limitations or restrictions on (i) the aggregate number of Transfers or Subsequent Transfers or (ii) the number of times that the same shares may be Transferred or Subsequently Transferred, pursuant to Sections 3(c) and (d) above.

4.     Vesting of Restricted Stock.

(a)     To the extent the Shares of Restricted Stock are earned pursuant to and in accordance with Section 2, the restrictions and conditions in Section 3 of this Agreement shall lapse on the Vesting Date or Dates specified in the following schedule so long as the Grantee remains an employee of the Company or a Subsidiary on such Dates. The restrictions and conditions in Section 3 shall lapse only with respect to the number of Shares of Restricted Stock specified as vested on such date.

Number of Shares Vested	Vesting Date

50% of Shares Earned	April 21, 2019
50% of Shares Earned	April 21, 2020

Subsequent to such Vesting Date or Dates, the Shares on which all restrictions and conditions have lapsed shall no longer be deemed Restricted Stock. The Administrator may at any time accelerate the vesting schedule specified in this Section 4.

(b)     If the Grantee’s employment with the Company and its Subsidiaries is terminated without Cause or by reason of death or Disability prior to the vesting of Shares of Restricted Stock granted herein, all Shares of Restricted Stock that have been earned (or could be earned pursuant to Section 2(b) with respect to the fiscal year containing the effective date of such termination) pursuant to Section 2 shall immediately and automatically vest in full and no longer be deemed Restricted Stock.

5.     Dividends. Dividends on Shares of Restricted Stock shall be paid currently to the Grantee.

6.     Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan; provided that in the event of any inconsistencies between the provisions of this Award and the provisions of the Plan, the provisions of this Award shall control. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein; provided, that the capitalized terms set forth in Sections 2(d) and 4(b) hereof which are not otherwise defined herein shall have the respective meanings set forth in the Employment Agreement referred to in Section 9 hereof.

7.     Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for U.S. federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any U.S. federal, state, and local taxes required by law to be withheld on account of such taxable event. The Grantee may elect to have the required minimum tax withholding satisfied, in whole or in part, by authorizing the Company to withhold from the Shares a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

8.     Election Under Section 83(b). The Grantee and the Company hereby agree that the Grantee may not file with the Internal Revenue Service an election under Section 83(b) of the Internal Revenue Code.

9.     No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time, subject to the terms of that certain Employment Agreement, dated as of April 21, 2016, as amended from time to time, between the Company and the Grantee.

10.     Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

UNIFIRST CORPORATION

By:	/s/ Michael Iandoli
Michael Iandoli Chairman of the Compensation Committee

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated:	April 21, 2016	/s/ Ronald D. Croatti
Grantee’s Signature

Grantee’s name and address:

Ronald D. Croatti

c/o UniFirst Corporation

68 Jonspin Road

Wilmington, MA 01887